UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☑	Definitive Proxy Statement

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LOGMEIN, INC.
(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2012

Dear Fellow Stockholders:

We are pleased to invite you to our 2012 Annual Meeting of Stockholders, which will take place on Thursday, May 24, 2012 at 9:00 AM, Eastern Time, at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston MA 02116. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2012 Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our Annual Report to Stockholders for the year ended December 31, 2011, which contains, among other things, our audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed postage-paid envelope. You can also vote using the internet as described on the proxy card. If your shares are held in “street name” — that is held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted.

The ability to have your vote counted at the Annual Meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

Thank you for your ongoing support and continued interest in LogMeIn.

Sincerely,

Michael K. Simon

President and Chief Executive Officer

LOGMEIN, INC.

Notice of Annual Meeting of Stockholders

To Be Held on Thursday, May 24, 2012

Notice is hereby given that the 2012 Annual Meeting of Stockholders will be held at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston MA 02116, on Thursday, May 24, 2012, at 9:00 AM, Eastern Time, for the following purposes:

1. To elect the two nominees identified in the attached proxy statement as members of our board of directors to serve as class III directors for a term of three years;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3. To approve an amendment and restatement of our 2009 Stock Incentive Plan that will, among other things, (i) increase the number of shares of common stock that may be issued under the plan by an additional 1,400,000 shares, (ii) establish a maximum option term, (iii) eliminate certain liberal share recycling provisions, (iv) set a ratio by which full value awards count against the share reserve and (v) remove the provision that allows our board of directors to re-price underwater awards without stockholder approval;

4. To approve an advisory vote on executive compensation; and

5. To transact other business, if any, that may properly come before the Annual Meeting of Stockholders or any adjournment of the Annual Meeting of Stockholders.

Stockholders of record at the close of business on Monday, April 2, 2012 are entitled to receive this notice of our Annual Meeting of Stockholders and to vote at the Annual Meeting of Stockholders and at any adjournments of such meeting. The stock transfer books of LogMeIn will remain open for the purchase and sale of LogMeIn’s common stock.

Included with this notice and the attached proxy statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2011, which contains our audited consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid. You can also vote using the internet as described on the proxy card.

By Order of the Board of Directors,

Michael K. Simon

As Secretary

LOGMEIN, INC.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on May 24, 2012

LogMeIn, Inc., a Delaware corporation, which is referred to as “we,” “us” or “the company” in this proxy statement, is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our board of directors for use at our 2012 Annual Meeting of Stockholders, which will be held on Thursday, May 24, 2012 at 9:00 AM, Eastern Time, at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston MA 02116. If the 2012 Annual Meeting of Stockholders is adjourned for any reason, the proxies may be used at any adjournments of such meeting. You may obtain directions to the location of the 2012 Annual Meeting of Stockholders by contacting the Investor Relations Department at the address and telephone number listed below.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2011 to our stockholders on or about April 13, 2012.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual

Meeting of Stockholders to be Held on Thursday, May 24, 2011:

This proxy statement and the Annual Report to Stockholders are available for viewing, printing and downloading at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16208.

Our Annual Report on Form 10-K for the year ended December 31, 2011 is also available on the “Investor” section of our website at www.logmein.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K, without charge, please contact:

LogMeIn, Inc.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

Attention: Investor Relations

1-781-897-0694

InvestorRelations@LogMeIn.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Certain documents referenced in this proxy statement are available on our website at www.logmein.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the 2012 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	To elect the two nominees identified in this proxy statement as members of our board of directors to serve as class III directors for a term of three years;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012;

•

To approve an amendment and restatement of our 2009 Stock Incentive Plan that will, among other things, (i) increase the number of shares of common stock that may be issued under the plan by an additional 1,400,000, shares (ii) establish a maximum option term, (iii) eliminate certain liberal share recycling provisions, (iv) set a ratio by which full value awards count against the share reserve and (v) remove the provision that allows our board of directors to re-price underwater awards without stockholder approval;

•	To approve an advisory vote on executive compensation; and

•	To transact other business, if any, that may properly come before the 2012 Annual Meeting of Stockholders or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on Monday, April 2, 2012, the record date for the 2012 Annual Meeting of Stockholders. The aggregate number of shares entitled to vote at this meeting is 24,618,345 shares of our common stock, which is the number of shares that were issued and outstanding as of the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the 2012 Annual Meeting of Stockholders.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.

How may I vote?

Stockholder of record: Shares registered in your name.    If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary, you can vote in one of the following two ways:

1. You may vote by mail.    To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to American Stock Transfer & Trust Company, or AST, in the enclosed postage-paid envelope so that it is received prior to the 2012 Annual Meeting of Stockholders. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the election of each of the director nominees set forth in Proposal 1 and FOR Proposals 2, 3 and 4. AST must receive your proxy card no later than May 23, 2011, the day before the Annual Meeting, for your proxy and your vote to be counted.

2. You may vote via the internet.    To vote via the internet, access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card. We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

3. You may vote in person.    If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, brokerage firm or other intermediary. If you do not give instructions to your bank, brokerage firm or other intermediary, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. Of the proposals to be considered at the meeting, only the ratification of the appointment of our independent registered accounting firm is a discretionary item. Accordingly, your bank, brokerage firm or other intermediary may exercise its discretionary authority with respect to Proposal 2 (the ratification of the appointment of our independent registered accounting firm) if you do not provide voting instructions. In the case of the non-discretionary items, Proposal 1 (the election of directors), Proposal 3 (the amendment and restatement of our 2009 Stock Incentive Plan) and Proposal 4 (to approve an advisory vote on executive compensation), the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to attend the 2012 Annual Meeting of Stockholders to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e. your bank, brokerage firm or other intermediary).

May I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you may change your vote and revoke your earlier proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the 2012 Annual Meeting of Stockholders, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the meeting, that is, at least 12,309,173 shares.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions, “broker non-votes” and votes withheld for director nominees) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of Directors (Proposal 1):    The two director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected.

Ratification of the appointment of Deloitte & Touche LLP (Proposal 2):    The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the Annual Meeting and voting on the proposal is needed to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Amendment and Restatement of the 2009 Stock Incentive Plan (Proposal 3):    The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the Annual Meeting and voting on the proposal is needed to approve the amendment and restatement of our 2009 Stock Incentive Plan that will, among other things, increase the number of shares available for issuance under the plan.

Advisory Vote on the Compensation of our Executive Officers (Proposal 4):    The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the Annual Meeting and voting on the proposal is needed to approve the advisory vote on the compensation of our executive officers.

How will votes be counted?

Each share of common stock voted at the Annual Meeting will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) the shares constitute “broker non-votes.” As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the outcome of voting on Proposal 1, Proposal 2, Proposal 3 and Proposal 4 at the Annual Meeting.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as inspector of elections at the Annual Meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR Proposal 1 — to elect the two nominees identified in this proxy statement as class III director nominees;

•	FOR Proposal 2 — to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012;

•	FOR Proposal 3 — to approve an amendment and restatement of our 2009 Stock Incentive Plan; and

•	FOR Proposal 4 — to approve the advisory vote on the compensation of our named executive officers.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the Annual Meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal with respect to the shares they have authority to vote.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days after the conclusion of the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

May I recommend a candidate for LogMeIn’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending a written notice to our corporate secretary at the address below under “How and when may I submit a stockholder proposal for the 2013 Annual Meeting?” Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of LogMeIn stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of LogMeIn stock held. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2013 Annual Meeting, the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2013 Annual Meeting?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” and in the Corporate Governance Guidelines posted on the “Investor” section of our website, www.logmein.com.

Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2013 Annual Meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in “How and when may I submit a stockholder proposal for the 2013 Annual Meeting?” immediately below.

How and when may I submit a stockholder proposal for the 2013 Annual Meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2013 Annual Meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 7, 2012. However, if the 2013 Annual Meeting is held before April 24, 2013 or after June 23, 2013, then we must receive your stockholder proposal or information about your proposed director candidate at the address noted below a reasonable time before we begin to print and mail our proxy materials for the 2013 Annual Meeting.

If you wish to present a proposal or a proposed director candidate at the 2013 Annual Meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to our corporate secretary at the address noted below. We must receive this required notice by February 24, 2013, but no sooner than January 25, 2012. However, if the 2013 Annual

Meeting is held before May 4, 2013 or after July 23, 2013, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2013 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2013 Annual Meeting and (2) the 10th day following the date on which notice of the date of the 2013 Annual Meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposed director candidates should be sent to:

LogMeIn, Inc.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies.    We are soliciting proxies for the Annual Meeting by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews.

•

We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement.

What is “householding” and how may I receive a separate copy of the proxy statement or annual report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Our Board of Directors

The size of our board of directors is set at seven directors. In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes. The members of each class serve for staggered three-year terms. At each Annual Meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third Annual Meeting following election. Our directors are divided among the three classes as follows:

•	the class I directors are Gregory W. Hughes, Irfan Salim and Hilary A. Schneider, and their term will expire at the Annual Meeting of stockholders to be held in 2013;

•	the class II directors are Steven J. Benson and Michael J. Christenson, and their term will expire at the Annual Meeting of stockholders to be held in 2014; and

•	the class III directors are Edwin J. Gillis and Michael K. Simon, and their term expires at this Annual Meeting of stockholders.

Our certificate of incorporation and our bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation and bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the Annual Meeting of stockholders in the year in which their term expires.

Role of Board in Risk Oversight

Our board of directors, in conjunction with management, has responsibility for the oversight of risk management. Our board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our company and the steps we take to manage them.

While our board is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk that are within the respective areas of oversight of each committee. In particular, our audit committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors. Our nominating and corporate governance committee focuses on the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. Finally, our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each of our director nominees and current directors. The information presented includes length of service as a director of LogMeIn and information each director has given us about their age as of April 2, 2012, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which they currently serve as a director or have served as a director during the past five years. There are no family relationships among any of our directors, nominees for director and executive officers. We have also included information about each nominee’s specific experience, qualifications, attributes, or skills that led the board to conclude that he or she should serve as a director of LogMeIn, Inc. at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Director Nominees for Terms Expiring in 2012 (Class III Directors)

Edwin J. Gillis.    Mr. Gillis, age 63, has served as a Director since November 2007. Mr. Gillis has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, Mr. Gillis served as the Senior Vice President of Administration and Integration of Symantec Corporation, a publicly-traded internet security company. From November 2002 to July 2005, Mr. Gillis was Executive Vice President and Chief Financial Officer of Veritas Software Corporation, an internet security company. Mr. Gillis was a partner at Coopers & Lybrand L.L.P. Mr. Gillis also serves as a director of Teradyne, Inc., a global supplier of automatic test equipment, and several private companies. Mr. Gillis holds a B.A. from Clark University, an M.A. in International Relations from the University of Southern California and an M.B.A. from Harvard Business School. We believe Mr. Gillis’ qualifications to sit on our board include his extensive experience on public company boards and financial and accounting expertise and experience.

Michael K. Simon.    Mr. Simon, age 47, founded LogMeIn and has served as our President and Chief Executive Officer and as Chairman of our board of directors since our inception in February 2003. Prior to founding LogMeIn, Mr. Simon served as Chairman of the board of directors of Red Dot, Ltd., a digital content provider, and Fathom Technology ApS, a software outsourcing company sold to EPAM Systems, Inc. in March 2004. In 1995, Mr. Simon founded Uproar Inc., a publicly-traded provider of online game shows and interactive games acquired by Vivendi Universal Games, Inc. in March 2001. Mr. Simon holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from Washington University St. Louis. We believe Mr. Simon’s qualifications to sit on our board include his extensive experience in the software industry and knowledge of the remote access and software as a service industries.

Directors Whose Terms Expire in 2013 (Class I Directors)

Irfan Salim.    Mr. Salim, age 59, has served as a Director since July 2006. Since October 2006, Mr. Salim has served as President, Chief Executive Officer and a director of Mark Monitor, Inc., an online corporate identity protection company. From August 2005 to June 2006, Mr. Salim served as President and Chief Executive Officer of Tenebril Inc., an internet security and privacy company. From March 2001 to July 2005, Mr. Salim served as President and Chief Operating Officer of Zone Labs, Inc., an Internet security company. Mr. Salim holds a B.sc. in Aeronautical Engineering from Imperial College, England, and an M.B.A. from Manchester Business School, England. We believe Mr. Salim’s qualifications to sit on our board include his extensive experience as an operating executive, entrepreneur and board member.

Gregory W. Hughes.    Mr. Hughes, age 49, has served as a Director since January 2011. Mr. Hughes has also served as a Director at Silver Lake Partners, a private investment firm, since March 2011 and Serena Software, Inc., an enterprise software provider, since February 2012. From July 2005 to June 2010, Mr. Hughes held various leadership positions at Symantec, Corp., a leading storage, security, and systems management software company. Most recently, Mr. Hughes served as Group President of Symantec’s Enterprise Product Group from January 2009 to June 2010. Mr. Hughes first joined Symantec in July 2005 as part of their acquisition of Veritas Software Corporation, where he had held the position of Executive Vice President, Global Services since October 2003. For the ten years prior to Veritas, Mr. Hughes served as a partner at McKinsey & Company, a global management consulting firm. Prior to joining the board of LogMeIn, Mr. Hughes was previously a board member at Art Technology Group and the Huawei-Symantec joint venture. Mr. Hughes holds an MBA from Stanford University Graduate School of Business and a B.S. and M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology. We believe Mr. Hughes’ qualifications to sit on our board include his experience working at a number of successful software businesses and his significant business-to-consumer and business-to-business experience in the software industry.

Hilary A. Schneider.    Ms. Schneider, age 50, has served as a Director since March 2011. Ms. Schneider has also served as a Director at Vail Resorts, Inc. since March 2010, as a Director at Primedia, Inc. since November 2011 and as a Senior Advisor to TPG Capital since May 2011. Until April 2011, Ms. Schneider served as Executive Vice President at Yahoo! Americas. Ms. Schneider first joined Yahoo! in September 2006, when she led the company’s U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo!, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., from April 2002 through January 2005, including Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company’s overall newspaper and online business. From 2000 through 2002, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications. Ms. Schneider also held numerous roles at Times Mirror, from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive

and General Manager of the Baltimore Sun. Ms. Schneider holds a Bachelor’s degree in Economics from Brown University and an M.B.A degree from Harvard University. We believe Ms. Schneider’s qualifications to sit on our board include her extensive experience in large-scale web-based companies.

Directors Whose Terms Expire in 2014 (Class II Directors)

Steven J. Benson.    Mr. Benson, age 53, has served as a Director since October 2004. Since March 2004, Mr. Benson has served as a General Partner of Prism VentureWorks, a venture capital firm. From September 2001 to March 2004, Mr. Benson served as a Principal of Lazard Technology Partners, a venture capital firm. Mr. Benson holds a B.S in Business Communication from Bentley College. We believe Mr. Benson’s qualifications to sit on our board include his software as a service industry related experience and his extensive experience as an operating executive, entrepreneur, board member and board advisor.

Michael J. Christenson.    Mr. Christenson, age 53, has served as a Director since August 2010. Mr. Christenson has been a Managing Director at Allen & Company, a New York investment bank, since June 2010. From April 2006 to May 2010, Mr. Christenson served as the President and Chief Operating Officer of CA, Inc., an IT management software and solutions company. From February 2005 to April 2006, Mr. Christenson served as CA, Inc.’s Executive Vice President of Strategy and Business Development. Prior to joining CA, Inc., Mr. Christenson held a number of leadership positions at Citigroup Global Markets, Inc., from 1987 to 2004. Mr. Christenson holds a B.A. in Chemistry from Rutgers University and an M.B.A. from New York University. We believe Mr. Christenson’s qualifications to sit on our board include his extensive investment banking background and experience in the software industry.

Director Independence

Under Rule 5605(b)(1) of the NASDAQ Marketplace Rules, independent directors must comprise a majority of a listed company’s board of directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under NASDAQ Marketplace Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has determined that neither Messrs. Benson, Christenson, Gillis, Hughes, Salim nor Ms. Schneider, representing six of our seven directors, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NASDAQ Marketplace Rule 5605(a)(2). Our board of directors has also determined that Messrs. Benson, Gillis and Hughes, who comprise our audit committee, Messrs. Benson, Hughes and Salim, who comprise our compensation committee, and Messrs. Christenson, Gillis and Salim, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the NASDAQ Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board has implemented a leadership structure comprised of both a chairman, our President and Chief Executive Officer Michael Simon, and a lead director, Edwin Gillis.

Chairman

The chairman of the board, among other things, is responsible for presiding over and managing the board and setting agendas for our board meetings. Our board of directors believes that Mr. Simon’s service as both chairman of the board and chief executive officer is in the best interest of the company and its stockholders. Mr. Simon possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company, its business and its industry and is thus best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters and to communicate strategic proposals with respect to such issues, opportunities and challenges with the board. The board believes this combined role enables decisive leadership, ensures clear accountability, and enhances the company’s ability to communicate its message and strategy clearly and consistently to the company’s stockholders, employees, customers and suppliers. In addition, each of the directors, other than Mr. Simon is independent, and the board believes that these independent directors provide effective oversight of management.

Lead Director

Edwin J. Gillis, an independent director who serves as chairman of the audit committee and as a member of the nominating and corporate governance committee, was selected by our board of directors to serve as the Lead Director for all meetings of the non-management directors held in executive session. The Lead Director has the responsibility of presiding at all executive sessions of the board of directors, consulting with the chairman and chief executive officer on board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the chairman and chief executive officer and advising him or her on the efficiency of the board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in our corporate governance principles.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors in compliance with the listing rules of NASDAQ. Each of the board committee charters are available under the “Investor — Corporate Governance” section on our website located at www.logmein.com.

Audit Committee

The members of our audit committee are Messrs. Benson, Gillis and Hughes. Mr. Gillis chairs the audit committee. Our board of directors has determined that each audit committee member satisfies the requirements for financial literacy under the current requirements of the NASDAQ Marketplace Rules. Mr. Gillis is an “audit committee financial expert,” as defined by SEC rules, and satisfies the financial sophistication requirements of The NASDAQ Global Select Market. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and resolution of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

The members of our compensation committee are Messrs. Benson, Hughes and Salim. Mr. Benson chairs the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	determining our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and

•	preparing the compensation committee report required by SEC rules.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Messrs. Christenson, Gillis and Salim. Mr. Salim chairs the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending corporate governance principles to our board of directors; and

•	overseeing an annual evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Board Meetings and Attendance

Our board met 4 times during the year ended December 31, 2011. During 2011, each incumbent director, except for Mr. Salim, attended at least 75% of the board meetings held during the period for which he or she has been a director. During 2011, each incumbent director attended at least 75% of the number of meetings held by all committees of the board on which he or she then served.

Director Attendance at Annual Meeting

Our corporate governance guidelines provide that directors are responsible for attending the Annual Meeting. All of our then-serving directors attended the Annual Meeting of Stockholders in 2011.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available under the “Investor — Corporate Governance” section on our website at www.logmein.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

Mr. Simon, our chairman, president and chief executive officer, has not received any compensation in connection with his service as a director. The compensation that we pay to Mr. Simon is discussed in the “Executive Compensation” section below.

The following table sets forth information regarding compensation earned by our non-employee directors during 2011.

Name	Cash Payments	Option Awards ($)(1)(10)		Total ($)
David E. Barrett(2)	$—	$8,500	(3)	$8,500
Steven J. Benson	32,500	238,895	(4)	271,395
Michael J. Christenson	22,500	442,189	(5)	464,689
Edwin J. Gillis	32,500	238,895	(6)	271,395
Gregory W. Hughes	27,300	575,739	(7)	603,039
Irfan Salim	28,750	238,895	(8)	267,645
Hilary A. Schneider	16,700	417,279	(9)	433,979

(1)	Represents the dollar amount of share-based compensation expense recognized for financial statement reporting purposes pursuant to FASB ASC Topic 718 during 2011, except that such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions. The assumptions used by us with respect to the valuation of option grants are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on February 24, 2012.

(2)	Mr. Barrett resigned from our board of directors in January 2011.

(3)	Comprised of $8,500 in share-based compensation expense for the option granted to Mr. Barrett on May 27, 2010 to purchase 30,000 shares of our common stock at an exercise price of $25.95 per share, which represents a grant date fair value of $479,100.

(4)	Comprised of $238,895 in share-based compensation expense for the option granted to Mr. Benson on May 27, 2010 to purchase 30,000 shares of our common stock at an exercise price of $25.95 per share, which represents a grant date fair value of $479,100.

(5)	Comprised of $442,189 in share-based compensation expense for the option granted to Mr. Christenson on August 11, 2010 to purchase 60,000 shares of our common stock at an exercise price of $25.78 per share, which represents a grant date fair value of $886,800.

(6)	Comprised of $238,895 in share-based compensation expense for the option granted to Mr. Gillis on May 27, 2010 to purchase 30,000 shares of our common stock at an exercise price of $25.95 per share, which represents a grant date fair value of $479,100.

(7)	Comprised of $575,739 in share-based compensation expense for the option granted to Mr. Hughes on February 17, 2011 to purchase 60,000 shares of our common stock at an exercise price of $40.07 per share, which represents a grant date fair value of $1,324,200.

(8)	Comprised of $238,895 in share-based compensation expense for the option granted to Mr. Salim on May 27, 2010 to purchase 30,000 shares of our common stock at an exercise price of $25.95 per share, which represents a grant date fair value of $479,100.

(9)	Comprised of $417,279 in share-based compensation expense for the option granted to Ms. Schneider on May 26, 2011 to purchase 60,000 shares of our common stock at an exercise price of $42.57 per share, which represents a grant date fair value of $1,388,400.

(10)	The following table shows the aggregate number of stock options held as of December 31, 2011 by each of our non-employee directors who served during 2011:

Name	Options (#)
David E. Barrett	—
Steven J. Benson	42,500
Michael J. Christenson	60,000
Edwin J. Gillis	7,500
Gregory W. Hughes	60,000
Irfan Salim	30,000
Hilary A. Schneider	60,000

We pay each non-employee director an annual retainer of $30,000 for service as a director. Each non-employee director is entitled to receive an additional annual fee of $5,000 for service on the audit committee, $3,750 for service on the compensation committee and $2,500 for service on the nominating and corporate governance committee. The chairman of the audit committee is entitled to receive an annual retainer of $10,000, the chairman of the compensation committee is entitled to receive an annual retainer of $7,500, and the chairman of the nominating and corporate governance committee is entitled to receive an annual retainer of $5,000. In addition, our Lead Director is also entitled to receive an annual retainer of $15,000. We also reimburse each non-employee member of our board of directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

In addition, pursuant to our 2009 stock incentive plan, each non-employee director is entitled to receive an option to purchase 60,000 shares of our common stock upon his or her initial appointment to our board of directors. Each non-employee director is entitled to receive an option grant to purchase 30,000 shares of our common stock at every other annual meeting, provided that such non-employee director has served on our board of directors for at least 18 months and continues to serve as a director after such annual meeting. Each of these options vests as to 12.5% of the shares underlying the option every three months after the date of grant, subject to the non-employee director’s continued service as a director. The exercise price of these options equals the fair market value of our common stock on the date of grant. In the event of a change of control, the vesting schedule of these options will accelerate in full.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our corporate governance guidelines specify that the value of diversity on the board should be considered by the nominating and corporate governance committee in the director identification and nomination process. The committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. Stockholders nominating director candidates must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — May I recommend a candidate for LogMeIn’s board of directors?” and “How and when may I submit a stockholder proposal for the 2013 Annual Meeting?”

You can find more detailed information on our process for selecting board members and our criteria for board nominees in our Corporate Governance Guidelines, posted on the “Investor — Corporate Governance” section of our website, www.logmein.com.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Corporate Secretary, LogMeIn, Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801.

Our Commitment to Corporate Governance

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive sessions;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Corporate Governance Materials

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the “Investors — Corporate Governance” section of our website, www.logmein.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:

LogMeIn, Inc.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

Attention: Investor Relations

Executive Compensation Process

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis.”

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For further information, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Transactions with Related Persons

Since January 1, 2011, we have not engaged in any transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers or holders of more than 5% of our voting securities.

Policies and Procedures for Transactions with Related Persons

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1.0 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction and (d) the amount involved in the transaction equals less than 2% of our annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2011. The audit committee has also reviewed and discussed with Deloitte & Touche, LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), or SAS No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61 requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following to the extent applicable or relevant:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has also received from Deloitte & Touche, LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with Deloitte & Touche, LLP the matters disclosed in the letter and its independence with respect to LogMeIn, including a review of audit and non-audit fees and services, and concluded that Deloitte & Touche, LLP is independent.

Based on its discussions with management and Deloitte & Touche, LLP, and its review of the representations and information referred to above provided by management and Deloitte & Touche, LLP, the audit committee recommended to the board of directors that LogMeIn’s audited consolidated financial statements be included in LogMeIn’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

By the Audit Committee of the Board of Directors of LogMeIn, Inc.

Edwin J. Gillis, Chairman

Steven J. Benson

Gregory W. Hughes

Auditor Fees and Services

The following table presents the aggregate fees of Deloitte & Touche, LLP, our independent registered public accounting firm, incurred by LogMeIn for the years ended December 31, 2010 and 2011.

Fee Category	2010	2011
Audit Fees(1)	$378,168	$400,521
Audit-Related Fees(2)	—	—
Tax Fees(3)	110,545	202,956
All Other Fees(4)	48,067	64,189
Total Fees	$536,780	$667,667

(1)

Audit fees consisted of fees for the audit of our annual financial statements, the review of our interim financial statements, the review of financial information included in our filings with the SEC, an assessment of the effectiveness of our internal controls over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees, of which there were none in 2010 and 2011, relate to fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services.

(4)	All other fees included fees related to expat tax and related services, government grant review and subscription for an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise Deloitte & Touche, LLP’s independence. The audit committee’s charter, a copy of which can be found on the “Investors” section of our website, www.logmein.com, requires that all proposals to engage Deloitte & Touche, LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Deloitte & Touche, LLP may provide the services. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any pre-approval is also generally subject to a maximum dollar amount, and the audit committee is informed of each service once it has been provided.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have two class III directors, whose terms expire at this Annual Meeting; three class I directors, whose terms expire at our 2013 Annual Meeting of Stockholders; and two class II directors, whose terms expire at our 2014 Annual Meeting of Stockholders. The size of our board of directors is set at seven directors.

At this Annual Meeting, our stockholders will have an opportunity to vote for two nominees for class III directors: Edwin J. Gillis and Michael K. Simon. Both of the nominees are currently directors of LogMeIn, and you can find more information about each of them in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors.”

The persons named in the enclosed proxy card will vote to elect these two nominees as class III directors, unless you withhold authority to vote for the election of either or both nominees by marking the proxy card to that effect. If elected, each nominee for class III director will hold office until the 2015 Annual Meeting of Stockholders and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR each of the nominees.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012. Although stockholder approval of our audit committee’s selection of Deloitte & Touche LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will take that into consideration and may reconsider the selection. We expect that a representative of Deloitte & Touche LLP, which served as our independent registered public accounting firm for the year ended December 31, 2011, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR this proposal.

PROPOSAL 3 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 2009 STOCK INCENTIVE PLAN

Summary of the Proposed Changes to the 2009 Stock Incentive Plan

On April 4, 2012, upon the recommendation of our compensation committee, our board of directors adopted the Amended and Restated 2009 Stock Incentive Plan, or the Restated Plan, subject to stockholder approval, which is intended to amend and restate in its entirety our 2009 Stock Incentive Plan, or 2009 Plan, which was originally adopted by our board of directors on June 9, 2009 and approved by our stockholders on June 12, 2009, and subsequently amended and restated at our 2010 Annual Meeting of stockholders on May 27, 2010. If the Restated Plan is not approved by our stockholders, the 2009 Plan will continue in effect pursuant to its original terms and conditions.

The Restated Plan is substantially similar to the current 2009 Plan, except that the Restated Plan:

(i) increases the number of shares of common stock that may be issued under the 2009 Plan from 3,323,996 shares to 4,723,996 shares under the Restated Plan, an increase of 1,400,000 shares;

(ii) establishes a maximum term for any option or stock appreciation right that may be issued pursuant to the Restated Plan of ten years from the date of grant;

(iii) provides that the following shares of common stock may not again be made available for issuance as awards under the Restated Plan: (i) shares that were subject to a stock-settled stock appreciation right, or SAR, and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of an option, (iii) shares delivered to or withheld by us to pay the withholding taxes related to an option or a SAR, or (iv) shares repurchased on the open market with the proceeds of an option exercise;

(iv) includes a fungible share reserve whereby the aggregate number of shares of common stock available for issuance under the Restated Plan will be reduced by 1.62 shares of common stock for each full value award (i.e., restricted stock or restricted stock units, or RSU, and other stock-based awards) granted under the Restated Plan and one shares of common stock for each option or SAR granted under the Restated Plan, and similarly increased by 1.62 shares of common stock for each full value award forfeited and one share of common stock for each option or SAR forfeited under the Restated Plan; and

(v) removes the provision that allows our board of directors to re-price underwater awards without stockholder approval, such that our board of directors cannot, without stockholder approval, authorize the amendment of the terms to any outstanding option or SAR to reduce its price per share or cancel any option or SAR in exchange for cash or another stock award with an exercise price that is less than the exercise price of the original options or SARs, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization or reorganization event).

A copy of the Restated Plan is attached as Appendix A to this proxy statement. Appendix A is marked to show the changes implemented by the amendment and restatement. If the Restated Plan is approved by our stockholders, then it will become effective immediately following the Annual Meeting. Below is a summary of certain key provisions of the Restated Plan. The summary is qualified in its entirety by reference to the full text of the Restated Plan.

Reasons for the Proposed Changes to the 2009 Stock Incentive Plan

The 2009 Plan, which became effective upon the closing of our IPO, was adopted by our board of directors on June 9, 2009, approved by our stockholders on June 12, 2009, and subsequently amended and restated at our 2010 Annual Meeting of stockholders on May 27, 2010. The 2009 Plan is currently our only equity plan for issuing equity incentive compensation to eligible employees, non-employee directors, advisors and consultants. Our board of directors believes that the amendment and restatement of the 2009 Plan is in the best interest of stockholders and LogMeIn, as equity awards granted under the plan help to attract, motivate, and retain talented employees, non-employee directors, advisors and consultants, align employee and stockholder interests, link employee compensation with company performance, and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for our employees and other service providers. If our compensation committee and management granted fewer equity awards to employees, they would need to provide compensation in other forms (such as cash) to provide a total compensation package that is competitive with other companies. As a company growing in size in the competitive technology market present in Massachusetts and constantly seeking new and talented employees and board members, we believe the requested share increase is reasonable, consistent with comparable companies and necessary to continue to attract, motivate, and retain talented employees and non-employee directors.

The 2009 Plan currently provides for an aggregate of 3,323,996 shares to be issued under the 2009 Plan. As of December 31, 2011, 1,543,606 shares remained available for grant under all of our equity compensation plans. Further, as of December 31, 2011, there were 2,626,260 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans, at a weighted average exercise price of $22.34 and with a weighted average remaining life of 7.4 years. As of such date, there were a total of zero shares subject to outstanding restricted stock unit awards.

If this Proposal 3 is adopted, a maximum of 4,723,996 shares of common stock will be reserved for issuance under the Restated Plan. Our board of directors believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders. If this Proposal is approved, this increase of 1,400,000 shares in the amount of shares reserved for issuance represents approximately 5.7% of the outstanding shares of common stock of the Company as of March 16, 2012. The purpose of this increase is to secure an adequate number of shares for future awards for the next several years.

Our board of directors also approved the Restated Plan to conform to industry best practices in equity incentive plans by implementing a number of features designed to address potential stockholder concerns related to equity incentive plans, such as establishing a maximum term for stock options and SARs granted discussed in (ii) above, and eliminating certain liberal share recycling provisions discussed in (iii) above. This Restated Plan, if approved, also inserts a provision that expressly prohibits our board of directors from (i) reducing the exercise price of options or SARs or (ii) otherwise effecting a repricing of options or SARs through cancellations and re-grants, actions our board of directors has never taken; such a provision will ensure that the Company will not engage in any equity dilution through a repricing without the prior approval of existing stockholders.

Additionally, we have been focused on managing our annual equity usage and recognize that depleting the 2009 Plan’s share reserve by granting full value awards (e.g., restricted shares or restricted stock units) potentially makes the 2009 Plan more costly to our stockholders. Currently, each full value award is counted against the share reserve as one share for every one share subject to such award. In order to address potential stockholder concerns, the Restated Plan, if approved by our stockholders, would increase this ratio so that each full value award granted will count against the Restated Plan’s share reserve as 1.62 shares for every one share subject to such award. We believe that this will help limit the future dilution to our stockholders as a result of us granting full value awards as opposed to stock options, which are granted with exercise prices equal to fair market value.

Summary of Amended and Restated 2009 Stock Incentive Plan

Section 162(m)

Our board of directors continues to believe that it is in our best interests and those of our stockholders to continue to provide for an equity incentive plan under which stock-based compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, like the 2009 Plan, the Restated Plan has been structured in a manner such that awards under it may satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code (“Section 162(m)”). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the Restated Plan, each of these aspects is discussed below, and shareholder approval of the Restated Plan will be deemed to constitute approval of each of these aspects of the Restated Plan for purposes of the approval requirements of Section 162(m).

Types of Awards and Shares Available for Issuance

The Restated Plan provides for the grant of non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based awards.

The aggregate number of shares of our common stock that may be issued under the Restated Plan is 4,723,996, provided that the aggregate number of shares of our common stock available for issuance under the Restated Plan is reduced by 1.62 shares of common stock for each share of restricted stock or each share delivered in settlement of RSUs or other stock-based awards and reduced by one share of common stock for each share delivered in settlement of options or SARs.

Generally, shares subject to an award under the Restated Plan that terminates, expires or lapses for any reason are made available for issuance again under the Restated Plan, except that each share of restricted stock or share subject to an RSU or other stock-based award that terminates, expires, or lapses for any reason will increase the number of shares that can be issued under the Restated Plan by 1.62 shares.

The following shares of common stock may not again be made available for issuance as awards under the Restated Plan: (i) shares that were subject to a stock-settled stock appreciation right, or SAR, and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of an option, (iii) shares delivered to or withheld by us to pay the withholding taxes related to an option or a SAR, or (iv) shares repurchased on the open market with the proceeds of an option exercise.

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2009 Plan. As of March 16, 2012 approximately 506 persons, consisting of employees, directors, consultants and advisors, were eligible to receive awards under the 2009 Plan, including our named executive officers and our non-employee directors. The maximum number of shares of common stock with respect to which awards may be granted to any participant under the plan is 1,000,000 per calendar year.

The granting of awards under the Restated Plan to directors, officers, employees and consultants is discretionary, and we cannot determine the number or type of awards to be granted in the future to any particular person or group. See above in this proxy statement under the heading “Board of Directors, Corporate Governance and Related Matters — Director Compensation” with respect to the automatic grant of director options, which may be modified at the discretion of our board of directors.

The following table sets forth, as of March 16, 2012, the equity award grants made under the 2009 Plan since its adoption:

	Equity Awards Granted Under 2009 Plan
	No. Options	No. of RSUs
Named Executive Officers:
Michael K. Simon	299,000	15,000
James F. Kelliher	135,000	7,500
Marton B. Anka	110,000	7,500
Seth L. Shaw	100,000	7,500
Andrew F. Burton	90,000	7,500
All Current Executive Officers as a Group (7 persons):	822,000	52,500
Non- Executive Directors as a Group:	292,500	—
Director Nominees:
Edwin J. Gillis	40,000	—
Michael K. Simon	299,000	15,000
All Non-Executive Officer Employees as a Group:	1,490,048	99,558

On March 16, 2012, the last reported sale price of our common stock on the NASDAQ Global Select Market was $36.18 per share.

Awards

The Restated Plan provides for grants of options (only non-statutory stock options), SARs, restricted stock, RSUs and other stock-based awards. Each award must be evidenced by a written award agreement with terms and conditions consistent with the Restated Plan. Upon the exercise or vesting of an award, the exercise or purchase price must be paid in full by: (i) cash, or check; (ii) (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds, or (B) delivery to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient; (iii) by delivery (either by actual delivery or attestation) of shares of common stock owned by the participant valued at their fair market value as determined by (or in a manner approved by) our board of directors, provided (A) such method of payment is then permitted under applicable law, (B) such common stock, if acquired directly from the Company, was owned by the participant for such minimum period of time, if any, as may be established by our board of directors in its discretion and (C) such common stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; (iv) by (A) delivery of a promissory note to the Company on terms determined by our board of directors, or (B) payment of such other lawful consideration as our board of directors may determine; or (v) by any combination of the above permitted forms of payment. Any withholding obligations may be satisfied in the Committee’s sole discretion by withholding from any amount payable to a participant on salary or wages or the Company may require a participant to pay or have a broker tender to the Company cash equal to such amount as may be necessary to enable the Company to comply with the applicable requirements of any federal, provincial, state, local or foreign law, or any administrative policy of any applicable tax authority.

No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the Restated Plan.

Options.    Non-statutory stock options may be granted pursuant to the Restated Plan. The exercise price of non-statutory stock options granted pursuant to the Restated Plan will not be less than the fair market value of the common stock on the date of grant. Non-statutory stock options may be exercised as determined by our board of directors, but in no event after the tenth anniversary of the date of grant. See above in this proxy statement under the heading “Board of Directors, Corporate Governance and Related Matters — Director Compensation” with respect to the automatic grant of director options, which have the same terms and conditions as other options grants and may be modified at the discretion of our board of directors.

Stock Appreciation Rights.    A SAR is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a share of common stock on the date of exercise of the SAR over (B) the fair market value of a share of common stock on the date of grant of the SAR, multiplied by (ii) the aggregate number of shares of common stock subject to the SAR. Such payment will be in the form of cash, common stock or a combination of cash and common stock, as determined by our board of directors, and SARs settled in Common Stock will satisfy all of the restrictions imposed by the Restated Plan upon stock option grants. Our board of directors will determine the time or times at which a SAR may be exercised in whole or in part, provided that the term of any SAR will not exceed ten years.

Restricted Stock.    Restricted stock awards may be granted pursuant to the Restated Plan. A restricted stock award is the grant of shares of common stock at a price determined by our board of directors (including zero), that is subject to transfer restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting rights with respect to such shares. In addition, dividends declared and paid by the Company shall only be paid to holders of restricted stock when such shares become free from the restrictions.

Restricted Stock Units.    RSUs may be granted pursuant to the Restated Plan at a price determined by our board of directors (including zero). RSUs may be subject to vesting conditions including continued employment or achievement of performance criteria established by our board of directors. Upon the vesting and/or lapsing of any other restrictions, each RSU will be paid in the form of cash, common stock or a combination of cash and common stock, as determined by our board of directors. Our board of directors may provide that settlement of RSUs will be deferred on a mandatory basis or at the election of the holder. Like restricted stock, RSUs may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, the common stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting rights prior to the time when vesting conditions are satisfied. The board of directors may also provide that holders of RSUs have the right to receive dividend equivalents. Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on common stock. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares that are subject to any RSU held by the participant. Dividend equivalents are converted to cash or additional shares of common stock and may be subject to the same restrictions as the RSUs with respect to which paid.

Performance awards.    Awards of performance awards, including restricted stock awards or other stock-based awards, are denominated in shares of common stock, and may be linked to any one or more performance criteria determined appropriate by our board of directors, in each case on a specified date or dates or over any period or periods determined by our board of directors. Any performance award to a “covered employee” within the meaning of Section 162(m) of the Code may be a performance-based award as described below.

Other Stock-Based Awards.    Stock payments include payments in the form of common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of common stock or other property, including without limitation awards entitling recipients to receive shares of common stock to be delivered in the future. The number of shares will be determined by our board of directors and may be based upon performance criteria determined appropriate by our board of directors, determined on the date such stock payment is made or on any date thereafter. Unless otherwise provided by our board of directors, a holder of a stock payment shall have no rights as a Company stockholder with respect to such stock payment until such time as the stock payment has vested and the shares underlying the award have been issued to the holder.

Performance-based awards.    Our board of directors may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by our board of directors for the period are satisfied. With regard to a particular performance period, our board of directors will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, our board of directors may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed by the Company or any qualifying subsidiaries on the date the performance-based award is paid to be eligible for a performance-based award for any period. Stock options and SARs granted under the Restated Plan will generally satisfy the exception for qualified performance-based compensation since they will be made by a qualifying administrator, the Restated Plan sets forth the maximum number of shares of common stock which may be subject to awards granted to any one participant during any calendar year, and the per share exercise price of options and SARs must be at least equal to the fair market value of a share of Common Stock on the date of grant.

Pre-established performance goals for awards intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following performance criteria: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.

Repricing

Our board of directors cannot, without stockholder approval, authorize the amendment of the terms to any outstanding option or SAR to reduce its price per share or cancel any option or SAR in exchange for cash or another stock award with an exercise price that is less than the exercise price of the original options or SARs, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization or reorganization event)

Transferability of Awards

Except as our board of directors may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant.

Administration of the Restated Plan

Pursuant to the terms of the Restated Plan, our board of directors or a committee thereof shall administer the Restated Plan (all references to our board of directors in this proposal summary include any such delegatee). Our board of directors selects the recipients of awards, has the authority to interpret the terms of the Restated Plan, may amend and repeals any rules, guidelines and practices relating to the Restated Plan, may correct any defect or reconcile any inconsistency in the Restated Plan or any award granted hereunder, and determines:

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options;

•	the duration of the options; and

•

the number of shares of our common stock subject to any restricted stock, restricted stock unit, or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If our board of directors delegates authority to an executive officer to grant awards under the 2009 Plan, the executive officer has the power to make awards to all of our employees, except executive officers. In such a delegation of authority to an officer, our board of directors fixes the terms of the awards to be granted by such executive officer, including the exercise price of such awards, and the maximum number of shares subject to awards that such executive officer may make.

Adjustments to Awards

If there is a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of common stock other than an ordinary cash dividend, then our board directors will make equitable adjustments to the aggregate number of shares available for issuance under the Restated Plan, the number and type of securities subject to each outstanding award under the Restated Plan, the exercise price or grant price of such outstanding award (if applicable), and the terms and conditions of any outstanding awards. Without limiting the generality of the foregoing, in the event the Company effects a split of the common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an option between the record date and the distribution date for such stock dividend will receive, on the distribution date, the stock dividend with respect to the shares of common stock acquired upon such Option exercise.

Upon a merger or other reorganization event, our board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to our Restated Plan, as to some or all outstanding awards:

•	provide that all outstanding awards shall be assumed or substituted by the successor corporation;

•

upon written notice to a participant, provide that the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•

in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants equal to the excess, if any, of the acquisition price times the number of shares of our common stock subject to such outstanding awards (to the extent then exercisable at prices not in excess of the acquisition price), over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards; and

•	provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds (if applicable, net of any exercise price and applicable tax withholdings).

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock and restricted stock unit award will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all conditions on each outstanding restricted stock and restricted stock unit award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock and restricted stock unit award.

Termination or Amendment of Restated Plan

No award may be granted under the Restated Plan on or after June 8, 2019. Our board of directors may amend, suspend or terminate the Restated Plan at any time, except that stockholder approval will be required to comply with applicable law or stock market requirements.

Federal Income Tax Consequences

The following generally summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Restated Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Section 409A of the Code.    Certain types of awards under the Restated Plan, including RSUs, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Restated Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Committee, the Restated Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.

Non-statutory Stock Options.    A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units.    A participant will not have income upon the grant of a restricted stock unit, or RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU. When the RSU vests, the participant will have income on the date of distribution of the related shares in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the distribution date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Dividend Equivalents.    A participant generally will not realize taxable income at the time of the grant of the dividend equivalents, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, a participant will recognize ordinary income, and the Company will be entitled to a corresponding deduction. In the event that any dividend equivalent rights are granted they shall be subject to the same restrictions and risks of forfeiture as the underlying award and any unvested or unearned performance based awards shall not be entitled to receive any dividend equivalent rights.

Stock Appreciation Rights.    A participant will not have income upon a grant of an SAR. A participant will recognize compensation income upon the exercise of an SAR equal to the amount of cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the 2009 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Performance Awards.    A participant generally will not realize taxable income at the time of the grant of the performance award, and the Company will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, a participant will have ordinary income, and the Company will be entitled to a corresponding deduction.

Section 162(m) of the Code.    As described above, in general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based compensation.”

In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors;”

•	The material terms of the performance goals must be disclosed to and approved by the shareholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Pursuant to a special rule under Section 162(m), stock options and SARs will satisfy the “qualified performance-based compensation” exception if (i) the awards are made by a qualifying compensation committee, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period and (iii) the compensation is based solely on an increase in the stock price after the grant date. The Restated Plan has been designed to permit our board of directors to grant stock options and SARs which will qualify as “qualified performance-based compensation.” In addition, performance-based awards are intended to qualify as “qualified performance-based compensation.”

Tax Consequences to LogMeIn.    There will be no tax consequences to LogMeIn except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

New Plan Benefits

The effectiveness of the Restated Plan is dependent on receiving stockholder approval. The granting of awards under the Restated Plan to directors, officers, employees and consultants is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group of employees. The following table shows the number of awards that were granted to the foregoing persons under the 2009 Plan during the fiscal year ended December 31, 2011 and the corresponding fair market value of compensation expenses recognized by the Company as of December 31, 2011.

	No. of Securities Underlying Options(#)	Compensation Expense Dollar Value ($)(1)
Named Executive Officers:
Michael K. Simon	100,000	$2,319,000
James F. Kelliher	60,000	1,391,400
Marton B. Anka	25,000	579,750
Seth L. Shaw	70,000	1,404,800
Andrew F. Burton	20,000	463,800
All Current Executive Officers as a Group (6 persons):	287,500	6,448,625
Non- Executive Directors as a Group:	120,000	2,712,600
Director Nominees:
Edwin J. Gillis	—	—
Michael K. Simon	100,000	2,319,000
All Non-Executive Officer Employees as a Group:	577,345	12,920,737

(1)	Represents the grant date fair value calculated in accordance with the provisions of FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Board Recommendation

Stockholders are being asked to approve the Restated Plan so that we can continue to attract and retain outstanding and highly skilled employees, non-employee directors and other service providers. Our board of directors believes that the implementation of the Restated Plan is necessary for the Company to offer a competitive equity incentive program. If approved, the Restated Plan will be a critical factor in attracting, retaining, and rewarding the high caliber employees, officers, consultants, advisors and directors that are essential to our future success. If the stockholders do not approve the Restated Plan, the 2009 Plan will not be amended or restated, but will continue in effect in accordance with its existing terms.

Therefore, our board of directors recommends a vote FOR this proposal to approve the Company’s Amended and Restated 2009 Stock Incentive Plan.

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (A “SAY ON PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

Our objectives with respect to executive compensation are to (i) attract, motivate, and retain our talented executive officers, (ii) promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and, in some cases, individual performance goals and (iii) align the incentives of our executives with the creation of value for our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and other business related goals, and the realization of increased stockholder value. To achieve these objectives, our compensation committee, in conjunction with a third-party compensation consultant, reviews and evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive in our industry and region. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to key financial and operational goals such as our financial and operational performance. We also provide a portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. The “Executive Compensation” section of this proxy statement beginning on page 31, including the “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and our board of directors, with respect to the fiscal year ended December 31, 2011.

We are asking our stockholders to indicate their support and approval for our named executive officer compensation as described herein. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Our board of directors recommends a vote FOR the approval of the compensation of the named executive officers.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of our record date, April 2, 2012, are as follows:

Name	Age	Position
Michael K. Simon	47	Chairman of the Board of Directors, President and Chief Executive Officer
Marton B. Anka	39	Chief Technology Officer
Andrew F. Burton	40	Senior Vice President, Products
Michael J. Donahue	38	Vice President and General Counsel
Michael J. Ewing	42	Chief Marketing Officer
James F. Kelliher	52	Chief Financial Officer and Treasurer
Seth L. Shaw	34	Senior Vice President, Sales

Michael K. Simon founded LogMeIn and has served as our President and Chief Executive Officer and as Chairman of our board of directors since our inception in February 2003. Prior to founding LogMeIn, Mr. Simon served as Chairman of the board of directors of Red Dot, Ltd., a digital content provider, and Fathom Technology ApS, a software outsourcing company sold to EPAM Systems, Inc. in March 2004. In 1995, Mr. Simon founded Uproar Inc., a publicly-traded provider of online game shows and interactive games acquired by Vivendi Universal Games, Inc. in March 2001. Mr. Simon holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from Washington University St. Louis.

Marton B. Anka founded LogMeIn and has served as our Chief Technology Officer since February 2003. From September 1998 to February 2003, Mr. Anka was the founder and Managing Director of 3am Labs BT, the developer of RemotelyAnywhere. Mr. Anka graduated in Informatics from the Szamalk Institute in Hungary.

Andrew F. Burton served as our Vice President, Products and Vice President, Access & Management from October 2007 to September 2011, and has served as our Senior Vice President, Products since October 2011. Prior to joining LogMeIn, Mr. Burton served as Director of Product Management at IMlogic, Inc. from November 2004 to February 2006, and continued to serve in that role at Symantec Corporation upon Symantec’s acquisition of IMlogic in February 2006 until September 2007. Prior to joining IMlogic, Mr. Burton held a number of Product Manager positions at Groove Networks, USinternetworking and Accenture. Mr. Burton received a B.S. in American Studies from Oregon State University, a Masters in Information Systems from University College, Dublin and an M.B.A. from Boston College.

Michael J. Donahue has served as our Vice President and General Counsel since June 2007. From August 2005 to June 2007, Mr. Donahue was Vice President and General Counsel of C.P. Baker & Company, Ltd., a Boston-based private equity firm. From September 1999 to August 2005, Mr. Donahue was a corporate lawyer at Wilmer Cutler Pickering Hale and Dorr LLP. Mr. Donahue holds a B.A. in Philosophy from Boston College and a J.D. from the Northeastern University School of Law.

Michael J. Ewing has served as our Chief Marketing Officer since March 2012. From October 2004 to February 2012, Mr. Ewing served in a number of capacities, including Senior Vice President, Managing Director, Asia-Pacific, at Vistaprint, a large online supplier of printed and promotional material. From January 2003 to September 2004, Mr. Ewing served as Vice President, Customer Relationship Marketing at Monster Worldwide. Mr. Ewing holds a B.A. in Communications, Legal Institutions, Economics and Government from American University.

James F. Kelliher has served as our Chief Financial Officer since June 2006. From December 2002 to March 2006, Mr. Kelliher served as Chief Financial Officer of IMlogic, Inc., a venture-backed enterprise instant messaging company, where he was responsible for finance, legal and human resource activities. From 1991 to September 2002, Mr. Kelliher served in a number of capacities, including Senior Vice President, Finance, at Parametric Technology Corporation, a software development company. Mr. Kelliher holds a B.S. in Accountancy from Bentley College.

Seth L. Shaw served as our Vice President Sales and Marketing, EMEA from September 2009 to August 2011, and has served as our Senior Vice President, Sales since August 2011. From August 2003 to November 2006, Mr. Shaw served as the Sales Manager of Novell, Inc., a multinational software and services company. Prior to joining Novell, Mr. Shaw served as Ximian, Inc.’s Sales Manager, from April 2002 to August 2003. Mr. Shaw received a B.A. in Political Science from the University of California at Santa Barbara.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our named executive officers. In 2011 and 2012, the compensation committee retained an independent compensation consultant to assist it with benchmarking our executive compensation against a selected peer group of public companies in our industry and region.

Objectives and Philosophy of Our Executive Compensation Programs

Our compensation committee’s primary objectives with respect to executive compensation are to:

•	attract, retain and motivate talented executives;

•

promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and, in some cases, individual performance goals; and

•	align the incentives of our executives with the creation of value for our stockholders.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive in our industry and region. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to factors including key financial and operational goals such as our financial and operational performance, the growth of our customer base, new development initiatives and the establishment and maintenance of key strategic relationships. We also provide a portion of our executive compensation in the form of equity incentive awards that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

We compete with many other public and private companies for executive personnel. Accordingly, the compensation committee generally targets overall compensation for executives to be competitive in our industry and region. Variations to this targeted compensation may occur depending on the experience level of the individual and market factors, such as the demand for executives with similar skills and experience.

Role of the Compensation Consultant

Our compensation committee has retained Compensia, Inc. as its independent compensation consultant. Compensia reports directly to the compensation committee and does not provide any other services to the company. The committee relies on Compensia to provide it with peer group benchmarking data and information as to market practices and trends, compensation structures and peer group compensation ranges and to review the committee’s proposed compensation decisions. The benchmarking data Compensia provided is based on a peer group selected by our compensation committee with input and guidance from Compensia. For 2011, this peer group consisted of Art Technology Group, Inc.; Constant Contact, Inc.; Concur Technologies, Inc.; Demandtec, Inc.; Kenexa Corporation; LivePerson, Inc.; NetSuite, Inc.; OpenTable, Inc.; RightNow Technologies, Inc.; Saba Software, Inc.; Solarwinds, Inc.; Successfactors, Inc.; Synchronoss Technologies, Inc.; Taleo Corporation; Ultimate Software Group, Inc. and Vocus, Inc. For 2012, this peer group consisted of Constant Contact, Inc.; Concur Technologies, Inc.; Demandtec, Inc.; Kenexa Corporation; Keynote Systems, Inc.; LivePerson, Inc.; NetSuite, Inc.; OpenTable, Inc.; Saba Software, Inc.; Solarwinds, Inc.; Successfactors, Inc.; Synchronoss Technologies, Inc.; Taleo Corporation; Ultimate Software Group, Inc. and Vocus, Inc. Compensia does not make specific base salary and/or short- and long-term incentive award recommendations, although it does utilize the benchmarking data to provide award ranges consistent with our peer group for the committee to consider. In fiscal years 2011 and 2012, the consulting services provided by Compensia also included providing advice to the committee and management in connection with the implementation of a general employee long-term incentive compensation program.

Compensia attends certain compensation committee meetings as well as preparatory meetings with the committee chair. Compensia attends executive sessions of the committee as requested by the committee.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	cash incentive bonuses;

•	equity incentive awards; and

•	insurance, retirement and other employee benefits and compensation.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee establishes these allocations for each executive officer on an annual basis. Our compensation committee establishes cash compensation targets based primarily upon a review and consideration of the employment and compensation history of each executive, formal benchmarking data and peer group compensation ranges and structures provided by our third party compensation consultant, the relative experience of the executive, and the compensation of executives employed in our industry and region, as well as the performance of our company as a whole and of the individual executive and executive team as a whole. Our compensation committee establishes non-cash compensation based upon the factors described above and the executives’ equity ownership percentage and the amount of their equity ownership that is vested equity. We believe that the long-term performance of our business is improved through the grant of stock-based equity incentive awards so that the interests of our executives are aligned with the creation of value for our stockholders.

Base Salaries.    Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Base salaries for our executives are typically established in an offer letter to the executive at the outset of employment, which is the case with Messrs. Simon, Anka, Burton, Kelliher, Shaw and Kevin Harrison, our former Senior Vice President, Sales. None of our executives are currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, from time to time in the discretion of our compensation committee, and consistent with our incentive compensation program objectives, base salaries for our executives, together with other components of compensation, are evaluated for adjustment.

Base salaries are reviewed at least annually by our compensation committee, and are adjusted from time to time to realign salaries in order to keep pace with our peer group benchmarking data and current market practices and trends after taking into consideration our company’s overall performance and the individual’s responsibilities, past performance, future expectations and experience.

In establishing base salaries for our named executive officers for 2011, our compensation committee reviewed a number of factors, including our company’s overall performance against its stated goals, including growth in sales and revenue, and each named executive’s position and functional role, seniority, the relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates to assume the individual’s role, job performance, overall level of responsibility and the formal benchmarking data described above and provided to the compensation committee by the company’s independent compensation consultant. Our compensation committee determined that Mr. Simon had continued to perform well as he continued to oversee the expansion of our market leadership position, continued growth in our financial performance and the introduction of new services. Our compensation committee determined to increase Mr. Simon’s annual base salary to $350,000, an increase of approximately 6.1% over 2010, to keep pace with our peer group benchmarking data and current market practices and trends. Our compensation committee determined that Mr. Anka continued to perform well as he continued to grow and lead the technical team in the creation of new services while adding significant functionality to our current services. Our compensation committee determined to increase Mr. Anka’s annual base salary to $250,000, an increase of approximately 5.7% over 2010, to keep pace with our peer group benchmarking data and current market practices and trends. Our compensation committee determined that Mr. Burton continued to perform well, building and managing his product teams and bringing new services to market. Our compensation committee increased Mr. Burton’s annual base salary to $204,167, an increase of approximately 13.4% over 2010, to reflect Mr. Burton’s promotion top Senior Vice President, Products and to keep pace with our peer group benchmarking data and current market practices and trends. Our compensation committee determined that Mr. Kelliher continued to perform well, building his organization and helping to position us for continued growth and overseeing continued growth in our financial performance. Our compensation committee increased Mr. Kelliher’s annual base salary to $260,000, an increase of approximately 6.1% over 2010, to keep pace with our peer group benchmarking data and current market practices and trends. Our compensation committee determined that Mr. Shaw continued to perform well, building his organization and increasing sales to meet or exceed internal and external benchmarks. Our compensation committee increased Mr. Shaw’s annual base salary to $200,417, an increase of approximately 14.5% over 2010 to reflect Mr. Shaw’s promotion to Senior Vice President, Sales and to keep pace with our peer group benchmarking data and current market practices and trends. Our compensation committee determined that Mr. Harrison continued to perform well, building his organization and increasing sales to meet or exceed internal and external benchmarks. Our compensation committee determined that while Mr. Harrison performed well, his 2010 compensation was consistent with that of the peer group and therefore maintained Mr. Harrison’s annual base salary at $215,000.

Cash Incentive Bonuses.    We have a cash incentive bonus plan for our executives. The cash incentive bonuses are intended to compensate for the achievement of company strategic, operational and financial goals and/or individual performance objectives on an annual basis. Amounts payable under the cash incentive bonus plan are typically calculated as a percentage of the applicable executive’s base salary, with higher ranked executives typically being compensated at a higher percentage of base salary. Individual objectives are tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. The compensation committee works with our chief executive officer and our independent compensation consultant to develop and approve the performance goals for each executive and the company as a whole. Our board and compensation committee have historically worked, and intend to continue to work, with our chief executive officer and our other executive officers to develop aggressive goals that we believe can be achieved by us and our executive officers with diligent work. The goals established by the compensation committee and our board are based on our historical operating results and growth rates, as well as our expected future results, and are designed to require significant effort and operational success on the part of our executives and the company.

In February 2011, our compensation committee established the fiscal year 2011 target bonus awards for Messrs. Simon, Anka, Burton and Kelliher. These target bonus awards are in two levels. The level one target bonus awards, as a percentage of 2011 base salary, are approximately 50%, 25%, 20% and 27%, respectively. The level two target bonus awards, as a percentage of 2011 base salary, are 50%, 25%, 20% and 27%, respectively, and are in addition to any amounts received as a level one bonus. The level one and level two bonus awards were based on our achieving a board specified level of revenue and operating profitability for fiscal year 2011. As described above, the compensation committee determined the target total cash compensation of each officer based on our strategic, operational and financial goals and objectives.

In 2011, Messrs. Simon, Anka, Burton and Kelliher and earned bonuses in the amounts of $262,500, $93,750, $55,000 and $105,000, respectively. These amounts were paid in February 2012.

In 2011, Mr. Harrison, our former Senior Vice President, Sales, received an aggregate 2011 bonus of $129,589; $77,678 of this bonus was paid in 2011 and the remainder was paid in January 2012. Mr. Shaw, who was promoted to Senior Vice President, Sales, upon Mr. Harrison’s resignation, received an aggregate 2011 bonus of $158,467; $124,109 of this bonus was paid in 2011 and the remainder was paid in January 2012.

Equity Incentive Awards.    Our equity award program is the primary vehicle for offering long-term incentives to our executives. We grant our employees, including our executives, stock-based awards pursuant to our 2009 stock incentive plan. Under the 2009 stock incentive plan, our employees, including our executives, are eligible to receive grants of stock options, restricted stock and restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of our compensation committee.

Although we do not have any formal equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employment during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers the recommendations of management, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the committee’s estimates of comparative share ownership of executives in our industry and region.

We typically make an initial equity award of stock options or restricted stock to new executives in connection with the start of their employment and future equity grants as part of our overall compensation program. Grants of equity awards, including those to executives, are approved by our board of directors or our compensation committee. Typically, the stock option awards we have granted to our executives have vested as to 25% of such awards at the end of each year for a period of four years after grant. This vesting schedule is consistent with the vesting of stock options granted to other employees. In addition, certain of our named executive officers and other executives have received option grants that vest upon the achievement of certain personal and/or company milestones. Pursuant to the award agreements, vesting and exercise rights typically cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. For fiscal year 2012, we also granted our executives restricted stock unit awards, or RSUs. These RSUs vest in three equal installments over a three year period beginning on the first anniversary of the effective date of grant. This vesting schedule is consistent with the vesting of RSUs granted to non-executive employees. Pursuant to the award agreements, vesting rights typically cease shortly after termination of employment except in the case of death or disability. Prior to the vesting of an RSU, the holder has no rights as a stockholder with respect to the shares subject to such RSU, including voting rights and the right to receive dividends or dividend equivalents.

In February 2011, our compensation committee and board of directors determined that our overall company performance had been strong in 2010 and that Messrs. Simon, Anka, Burton, Kelliher, Shaw and Harrison had performed well and contributed to our overall performance as a company. Our board of directors also considered the need to retain these individuals in a public company environment, the portion of their prior equity grants that had not yet vested and the value of equity grants as a retention tool and the need to keep pace with our peer group benchmarking data and current market practices. In the case of Messrs. Simon, Anka, Burton, Kelliher, Shaw and Harrison, significant portions of their prior option grants had already vested. As a result, on February 17, 2011, our board of directors granted options to Mr. Simon, Mr. Anka, Mr. Burton, Mr. Kelliher and Mr. Shaw to purchase 100,000, 25,000, 20,000 60,000 and 20,000 shares, respectively. The exercise price of these options is $40.07 per share, which was closing price of our stock on the NASDAQ Global Select Market on February 17, 2011. Our compensation committee and board of directors considered Mr. Harrison’s total compensation package and determined it to be consistent with comparable market levels, therefore Mr. Harrison was not granted any additional options in 2011. On August 4, 2011, our board of directors granted options to Mr. Shaw to purchase 50,000 shares in connection with his promotion to Senior Vice President, Sales. The exercise price of these options is $33.45 per share, which was closing price of our stock on the NASDAQ Global Select Market on August 4, 2011.

In January 2012, our compensation committee and board of directors determined that our overall company performance had been strong in 2011 and that Messrs. Simon, Anka, Burton, and Kelliher had performed well and contributed to our overall performance as a company. Our board of directors also considered the need to retain these individuals in a public company environment, the portion of their prior equity grants that had not yet vested and the value of equity grants as a retention tool. In the case of Simon, Anka, Burton and Kelliher, portions of their prior option grants had already vested. As a result, on January 26, 2012, our board of directors granted options to Mr. Simon, Mr. Anka, Mr. Burton and Mr. Kelliher to purchase 70,000, 35,000, 35,000 and 35,000 shares, respectively. These options had an effective grant date of February 17, 2012 and an exercise price of $39.13 per share, which was closing price of our stock on the NASDAQ Global Select Market on February 17, 2012. While Mr. Shaw also had performed well and contributed to our overall performance as a company, our board of directors did not grant any additional options to Mr. Shaw since he had recently received options in connection with his promotion to Senior Vice President, Sales on August 4, 2011.

In addition, our compensation committee and board of directors decided to issue RSU’s for the first time as part of the 2012 compensation packages awarded to executives and certain non-executive employees. In reaching its decision to issue RSUs, the compensation committee considered a number of factors, including the compensation mix in the executive compensation packages offered by the majority of the members of our benchmarking peer group, the benefit of issuing RSUs versus incentive stock options including the fact that RSUs would be less dilutive to the Company’s earnings per share, the effectiveness of RSUs as a retention tool for retaining executives and key employees, and current market practices and trends. As a result, on January 26, 2012, our board of directors granted RSUs to Mr. Simon, Mr. Anka, Mr. Burton, Mr. Kelliher and Mr. Shaw of 15,000, 7,500, 7,500, 7,500 and 7,500 shares, respectively. These RSUs had an effective grant date of February 24, 2012 and will vest in three equal installments over a three-year period beginning on the first anniversary of the effective grant date.

Other than the grants described above, our board of directors made no other grants to our named executive officers in 2011 or to date in 2012.

At the discretion of our compensation committee, we intend to review on an annual basis new equity awards for certain of our employees and executives. In determining these awards, the compensation committee will consider a number of factors, including benchmarking data provided to the committee by our independent compensation consultant, our overall performance as a company, the applicable executive’s overall performance and contribution to our overall performance as a company, the applicable executive’s outstanding equity awards, the size of awards granted to other executives and senior employees, the size of the available option pool and the recommendations of management.

We do not currently have a program, plan or practice of selecting grant dates for equity compensation to our executive officers in coordination with the release of material non-public information. Equity award grants are made from time to time in the discretion of our board of directors or compensation committee consistent with our incentive compensation program objectives. We do not have any equity ownership guidelines for our executives.

Insurance, retirement and other employee benefits and compensation.    We offer benefits that are provided to all U.S. employees, including health and dental insurance, life and disability insurance, a 401(k) plan, an employee assistance program, maternity and paternity leave plans and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other executive officers (other than our chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act by reason of being the company’s three other most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Risk Considerations in our Compensation Program.

We believe our approach to goal setting, setting of targets and goals with multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking by executives or employees in general. Further, with respect to our incentive compensation programs, although the corporate performance metrics that determine payouts for certain business segment leaders are based in part on the achievement of business metrics, the metrics that determine payouts for our executive officers are company-wide metrics. This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of the company and our shareholders as a whole. Finally, the multi-year vesting of our equity awards and our share ownership guidelines properly account for the time horizon of risk.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our president and chief executive officer, our chief financial officer, each of our three other most highly compensated executive officers and a former executive officer during the applicable years. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year		Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Michael K. Simon	2011		$350,000	$1,172,852	$262,500	$13,647		$1,798,999
President and Chief Executive Officer	2010		330,000	654,799	330,000	13,494		1,328,293
	2009		270,000	464,595	110,000	21,622		866,217

James F. Kelliher	2011		260,000	494,609	105,000	13,931		873,540
Chief Financial Officer	2010		245,000	199,355	122,450	13,565		580,370
	2009		230,000	99,065	69,000	17,144		415,209

Kevin K. Harrison	2011	(4)	188,125	225,002	129,589	13,931		556,647
Senior VP, Sales and Marketing	2010		215,000	224,814	175,000	13,565		628,379
	2009		180,000	85,792	121,900	17,144		404,836

Marton B. Anka	2011		250,000	350,334	93,750	13,647		707,731
Chief Technology Officer	2010		236,500	213,153	118,500	13,494		581,647
	2009		215,000	243,049	64,500	15,277		537,826

Seth L. Shaw	2011		200,417	288,141	158,467	118,336	(5)	765,333
Senior VP, Sales	2010		175,000	136,585	74,304	126,420	(6)	512,309
	2009		156,250	42,761	75,478	64,040	(7)	338,529

Andrew F. Burton	2011		204,167	252,658	55,000	13,894		525,719
Senior VP, Products	2010		180,000	157,764	72,000	13,868		423,632
	2009		152,000	74,047	45,600	12,786		284,433

(1)	Valuation of these options is based on the dollar amount of share-based compensation recognized for financial statement reporting purposes pursuant to FASB ASC Topic 718 in the applicable year, except that such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions. The amounts include awards granted in prior years. The assumptions used by us with respect to the valuation of option grants are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on February 24, 2012. The individual awards made in 2011 reflected in this summary compensation table are further summarized below under “Grants of Plan-Based Awards in 2011.”

(2)	Consists of cash bonuses paid under our annual discretionary cash incentive bonus program for the applicable year. See the “Executive Compensation-Compensation Discussion and Analysis-Components of our Executive Compensation-Cash Incentive Bonuses” section for a description of this program. $77,678 of Mr. Harrison’s 2011 bonus was paid in 2011 with the remainder paid in January 2012. $124,109 of Mr. Shaw’s 2011 bonus was paid in 2011 with the remainder paid in January 2012. All other bonuses earned in 2011 were paid in January 2012. $69,396 of Mr. Harrison’s 2010 bonus was paid in 2010 with the remainder paid in January and February 2011. $66,375 of Mr. Shaw’s 2010 bonus was paid in 2010 with the remainder paid in January 2011. All other bonuses earned in 2010 were paid in February 2011. $95,600 of Mr. Harrison’s 2009 bonus was paid in 2009 with the remainder paid in January 2010. $66,065 of Mr. Shaw’s 2009 bonus was paid in 2009 with the remainder paid in January 2010. All other bonuses earned in 2009 were paid in February 2010.

(3)	Amounts consist of medical, life insurance and disability insurance premiums paid by us on behalf of the named executive officer.

(4)	Mr. Harrison ceased serving as an executive officer in August 2011.

(5)	Consist of $13,922 in medical, life insurance and disability insurance premiums paid by us on behalf of Mr. Shaw plus $3,083 in moving expenses, $42,000 in cost of living allowance, $42,737 in tax equalization and $16,594 in contributions towards Mr. Shaw’s automobile lease paid by us while Mr. Shaw worked in our office located in The Netherlands.

(6)	Consist of $12,412 in medical, life insurance and disability insurance premiums paid by us on behalf of Mr. Shaw plus $8,110 in moving expenses, $72,000 in cost of living allowance, $19,217 in tax equalization and $14,681 in contributions towards Mr. Shaw’s automobile lease paid by us while Mr. Shaw worked in our office located in The Netherlands.

(7)	Consist of $11,715 in medical, life insurance and disability insurance premiums paid by us on behalf of Mr. Shaw plus $8,658 in moving expenses and $43,667 in cost of living allowance paid by us while Mr. Shaw worked in our offices located in Australia and The Netherlands.

Grants of Plan-Based Awards in 2011

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2011 to our named executive officers.

Name	Grant Date	Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/share)(3)		Grant Date Fair Value of Option Awards ($)(4)
Michael K. Simon	1/26/2011	$262,500	—	—		—
	2/17/2011	—	100,000	$40.07		$2,319,000

James F. Kelliher	1/26/2011	105,000	—	—		—
	2/17/2011	—	60,000	$40.07		$1,391,400

Kevin K. Harrison(5)	1/26/2011	129,589	—	—		—

Marton B. Anka	1/26/2011	93,750	—	—		—
	2/17/2011	—	25,000	$40.07		$579,750

Seth L. Shaw	1/26/2011	158,467	—	—		—
	2/17/2011	—	20,000	$40.07		$463,800
	8/4/2011	—	50,000	$33.45	(6)	$941,000

Andrew F. Burton	1/26/2011	55,000	—	—		—
	2/17/2011	—	20,000	$40.07		$463,800

(1)	Consists of cash bonuses earned under our annual discretionary cash incentive bonus program for the fiscal year ended December 31, 2011. $77,678 of Mr. Harrison’s 2011 bonus was paid in 2011 with the remainder paid in January 2012. $124,109 of Mr. Shaw’s 2011 bonus was paid in 2011 with the remainder paid in January 2012. All other bonuses earned in 2011 were paid in February 2012. Cash bonuses paid under the cash incentive bonus program for 2011 are also disclosed in the “Summary Compensation Table.”

(2)	Consists of stock options issued pursuant to our 2009 stock incentive plan and earned under our annual discretionary equity incentive bonus program during the fiscal year ended December 31, 2010, all of which were granted on February 17, 2011. One quarter of the shares subject to each of these options will vest on February 17, 2012, and an additional quarter of the shares subject to each of these options will vest annually thereafter, such that 100% of the shares subject to each of these options will be fully vested on February 17, 2015.

(3)	Our compensation committee determined that the fair value of our common stock was equal to the closing price of our common stock on the NASDAQ Global Select Market on February 17, 2011, the date of grant.

(4)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our named executive officers in 2011, calculated in accordance with SEC rules.

(5)	Mr. Harrison ceased to be an executive officer in August 2011.

(6)	Represents stock option award granted to Mr. Shaw in connection with his promotion to Senior Vice President, Sales in August 2011.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table sets forth information regarding outstanding equity awards as of December 31, 2011 held by our named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael K. Simon	220,000	—		$1.25	12/9/2014
	45,000	—		$1.25	1/24/2017
	30,000	—		$1.25	1/24/2017
	115,000	—		$9.65	11/21/2017
	32,250	96,750	(2)	$18.98	2/19/2020
	—	100,000	(2)	$40.07	2/17/2021
James F. Kelliher	9,000	—		$1.25	7/20/2016
	40,000	—		$9.65	11/21/2017
	10,000	30,000	(2)	$18.98	2/19/2020
	—	60,000	(2)	$40.07	2/17/2021
Kevin K. Harrison(1)	7,500	—		$9.65	11/21/2017
	—	37,500	(2)	$18.98	2/19/2020
Marton B. Anka	90,685	—		$1.25	12/9/2014
	22,747	—		$1.25	1/24/2017
	45,000	—		$1.25	1/24/2017
	40,000	—		$9.65	11/21/2017
	12,500	37,500	(2)	$18.98	2/19/2020
	—	25,000	(2)	$40.07	2/17/2021
Seth L. Shaw	—	8,000	(2)	$10.08	2/5/2019
	7,500	22,500	(2)	$20.02	11/5/2019
	—	20,000	(2)	$40.07	2/17/2021
	—	50,000	(2)	$33.45	8/4/2021
Andrew F. Burton	2,250	—		$9.65	11/5/2017
	—	26,250	(2)	$18.98	2/19/2020
	—	20,000	(2)	$40.07	2/17/2021

(1)	Mr. Harrison ceased serving as an executive officer in August 2011.

(2)	Consists of stock options granted pursuant to our 2009 stock incentive plan. The individual shares underlying this stock option vest annually in four equal installments beginning on the first anniversary of the date of grant, such that the shares underlying the options are one hundred percent vested four years after the date of grant.

Option Exercises and Stock Vested in 2011

The following table sets forth information regarding each exercise of stock options by each of our named executive officers during 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Michael K. Simon	60,000	$1,509,520
James F. Kelliher	65,561	$1,765,043
Kevin K. Harrison	30,000	$831,523
Marton B. Anka	64,500	$1,998,478
Seth L. Shaw	18,200	$559,942
Andrew F. Burton	19,000	$492,877

(1)	The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the market price of our common stock at the time of exercise.

None of our named executive officers hold shares of our stock subject to contractual vesting provisions other than those terms provided under their award agreements and our stock incentive plans.

Employment Agreements

We do not have formal employment agreements with any of our named executive officers. The initial compensation of each named executive officer was set forth in an offer letter that we executed with him at the time his employment with us commenced. In April 2008, we amended and restated each of these offer letters to clarify compensation, vesting and change of control benefits. Each offer letter provides that the named executive officer’s employment is at will.

As a condition to their employment, our named executive officers entered into non-competition, non-solicitation agreements and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to compete with us or to solicit our employees during his employment and for a period of 12 months after the termination of his employment and (ii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his employment.

Potential Payments Upon Termination or Change of Control

There are no potential payments to be made to any of our named executive officers upon termination or a change of control.

Stock Option and Other Compensation Plans

2009 Stock Incentive Plan

Our amended and restated 2009 stock incentive plan, or 2009 Plan, which became effective upon the closing of our initial public offering, was adopted by our board of directors on June 9, 2009, approved by our stockholders on June 12, 2009 and amended and restated at our 2010 Annual Meeting of stockholders on May 27, 2010. The 2009 Plan, as amended, provides for the grant of non-statutory stock options, restricted stock awards and other stock-based awards to our employees, officers, directors, consultants and advisors. The total number of shares of our common stock available for issuance under the 2009 Plan is the sum of 3,323,996 shares plus the number of shares of our common stock subject to outstanding awards under our 2004 equity incentive plan and 2007 stock incentive plan, both of which are described below, and the 2009 Plan, which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right.

Pursuant to the terms of the 2009 Plan, our board of directors or a committee thereof selects the recipients of awards and determines:

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options;

•	the duration of the options; and

•

the number of shares of our common stock subject to any restricted stock, restricted stock unit, or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

Upon a merger or other reorganization event, our board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to our 2009 Plan, as to some or all outstanding awards:

•	provide that all outstanding awards shall be assumed or substituted by the successor corporation;

•

upon written notice to a participant, provide that the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•

in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants equal to the excess, if any, of the acquisition price times the number of shares of our common stock subject to such outstanding awards (to the extent then exercisable at prices not in excess of the acquisition price), over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards; and

•	provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds (if applicable, net of any exercise price and applicable tax withholdings).

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock and restricted stock unit award will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all conditions on each outstanding restricted stock and restricted stock unit award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock and restricted stock unit award.

As of December 31, 2011, there were options to purchase an aggregate of 2,626,260 shares of common stock outstanding under the 2004, 2007 and 2009 Plans at a weighted average exercise price of $22.34 per share, and an aggregate of 2,932,562 shares of common stock issued upon the exercise of options granted under the 2004, 2007 and 2009 Plans, and no shares of common stock originally issued as restricted stock awards under the 2004, 2007 and 2009 Plans.

Any shares of common stock subject to awards under our 2004 Plan, 2007 Plan and 2009 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued shall be rolled into the 2009 Plan.

2007 Stock Incentive Plan

Our 2007 stock incentive plan, as amended, which we refer to as the 2007 Plan, was adopted by our board of directors and approved by our stockholders in January 2007. As of March 16, 2012, 517,357 shares of common stock were subject to outstanding awards under the 2007 Plan.

The 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock and restricted stock units and other stock-based awards. Our officers, employees, consultants, advisors and directors, and those of any subsidiaries, were eligible to receive awards under the 2007 Plan; however, incentive stock options were only granted to our employees. In accordance with the terms of the 2007 Plan, our board of directors administered the 2007 Plan and, subject to any limitations in the 2007 Plan, selected the recipients of awards and determined:

•	the number of shares of common stock covered by options and the dates upon which those options become exercisable;

•	the exercise prices of options;

•	the duration of options;

•	the methods of payment of the exercise price; and

•

the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of those awards, including the conditions for repurchase, issue price and repurchase price.

Pursuant to the terms of the 2007 Plan, in the event of a reorganization event, our board of directors shall have the discretion to provide for any or all of the following: (a) the acceleration of vesting or the termination of our repurchase rights of any or all of the outstanding awards, (b) the assumption or substitution of all awards by the acquitting or succeeding entity, (c) the termination of all awards that remain outstanding at the time of the merger or other reorganization event, or (d) the payment of cash for the surrender of the awards.

We will grant no further stock options or other awards under the 2007 Plan; however, any shares of common stock subject to awards under the 2007 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued shall be rolled into the 2009 Plan.

2004 Equity Incentive Plan

Our 2004 equity incentive plan, as amended, which we refer to as the 2004 Plan, was adopted by our board of directors in September 2004 and approved by our stockholders in October 2004. As of March 16, 2012, 344,185 shares of common stock were subject to outstanding awards under the 2004 Plan.

The 2004 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock and stock grants. Our officers, employees, consultants and directors, and those of any subsidiaries, were eligible to receive awards under the 2004 Plan; however, incentive stock options were only granted to our employees. In accordance with the terms of the 2004 Plan, our board of directors administered the 2004 Plan and, subject to any limitations in the 2004 Plan, selected the recipients of awards and determined:

•	the number of shares of common stock covered by options and the dates upon which those options become exercisable;

•	the exercise prices of options;

•	the duration of options;

•	the methods of payment of the exercise price; and

•

the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of those awards, including the conditions for repurchase, issue price and repurchase price.

Pursuant to the terms of the 2004 Plan, in the event of a liquidation or dissolution of our company, each outstanding option under the 2004 Plan will terminate, but the holders shall have the right, assuming the holder still maintains a permissible relationship with us, immediately prior to such dissolution or liquidation, to exercise the option to the extent exercisable on the date of such dissolution or liquidation.

In the event of a merger or other reorganization event, our board of directors shall have the discretion to provide for any or all of the following: (a) the acceleration of vesting of outstanding options or the termination of our repurchase rights of any or all of the outstanding restricted stock awards, (b) the assumption or substitution of all options by the acquitting or succeeding entity or (c) the termination of all options that remain outstanding at the time of the merger or other reorganization event.

After the effective date of the 2007 Plan, we granted no further stock options or other awards under the 2004 Plan; however, any shares of common stock subject to awards under the 2004 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued shall be rolled into the 2009 Plan.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are fully vested at all times. The 401(k) plan allows for matching contributions to be made by us. To date, we have not matched any employee contributions. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. Under these indemnification agreements, we agree to indemnify these directors to the fullest extent permitted by law for claims arising in his capacity as our director, officer, employee or agent, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable basis to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a director or executive officer, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Rule 10b5-1 Sales Plan

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Pursuant to these Rule 10b5-1 plans, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2011:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	2,626,260	$22.34	1,543,606	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	2,626,260	$22.34	1,543,606	(2)

(1)	Consists of our 2004 equity incentive plan, our 2007 stock incentive plan and our amended and restated 2009 stock incentive plan. As of December 31, 2011, a total of 1,543,606 shares remained available for grant under our 2004 equity incentive plan, our 2007 stock incentive plan and our amended and restated 2009 stock incentive plan. Further, as of December 31, 2011, there were 2,626,260 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans, at a weighted average exercise price of $22.34, and with a weighted average remaining life of 7.4 years. As of such date, there were a total of 0 shares subject to outstanding restricted stock unit awards.

(2)	All securities remaining available for issuance are under our 2009 stock incentive plan. In addition to being available for issuance upon exercise of options that may be granted after December 31, 2011, shares under our 2009 stock incentive plan may instead be issued in the form of restricted stock, restricted stock units, stock appreciation rights, or other stock-based awards. The number of shares available under the 2009 stock incentive plan will increase by the number of shares of common stock subject to awards granted under our 2004, 2007 and 2009 stock incentive plans which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of

Directors LogMeIn, Inc.

Steven J. Benson, Chairman

Gregory W. Hughes

Irfan Salim

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 16, 2012 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Held (2)	+	Shares Acquirable Within 60 Days(3)	=	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(4)
Named Executive Officers and Directors:
Michael K. Simon(5)	661,050		499,500		1,160,550	4.63%
James F. Kelliher(6)	34,061		75,000		109,061	*
Kevin K. Harrison(7)	25,000		12,500		37,500	*
Marton B. Anka(8)	630,788		229,682		860,470	3.47%
Andrew F. Burton(9)	—		15,900		15,900	*
Seth L. Shaw(10)	—		16,500		16,500	*
Steven J. Benson(11)	1,150,000		38,750		1,188,750	4.83%
Michael J. Christenson(12)	2,000		52,500		54,500	*
Edwin J. Gillis(13)	48,126		3,750		51,876	*
Gregory W. Hughes(14)	—		30,000		30,000	*
Irfan Salim(15)	—		26,250		26,250	*
Hilary A. Schneider(16)	—		22,500		22,500	*
All directors and executive officers as a group (14 persons)(17)	2,551,025		1,034,457		3,585,482	13.99%
5% Stockholders:
Wells Fargo & Company(18)	3,540,474		—		3,540,474	14.40%
FMR LLC(19)	2,800,594		—		2,800,594	11.39%
BlackRock, Inc.(20)	1,340,502		—		1,340,502	5.45%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o LogMeIn, Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares held, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 16, 2012.

(4)

The percent ownership for each stockholder on March 16, 2012 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on March 16, 2012 (24,584,345 shares) plus any shares acquirable (including stock options exercisable) by the stockholder within 60 days after March 16, 2012.

(5)	Consists of (a) 599,050 shares of common stock held directly by Mr. Simon, (b) 62,000 shares of common stock held in trust for the benefit of Mr. Simon’s children and (c) 499,500 shares of common stock issuable upon exercise of stock options.

(6)	Consists of (a) 34,061 shares of common stock held directly by Mr. Kelliher and (b) 75,000 shares of common stock issuable upon exercise of stock options.

(7)	Consists of (a) 25,000 shares of common stock held directly by Mr. Harrison and (b) 12,500 shares of common stock issuable upon exercise of stock options.

(8)	Consists of (a) 630,788 shares of common stock held directly by Mr. Anka and (b) 229,682 shares of common stock issuable upon exercise of stock options.

(9)	Consists of 15,900 shares of common stock issuable upon exercise of stock options.

(10)	Consists of 16,500 shares of common stock issuable upon exercise of stock options.

(11)	Consists of (a) 1,150,000 shares of common stock held by Prism Venture Partners IV, L.P. (“Prism Venture Partners”), of which Mr. Benson is a general partner and (b) 38,750 shares of common stock issuable upon exercise of stock options. Mr. Benson disclaims beneficial ownership of the shares held by Prism Venture Partners except to the extent of his proportionate pecuniary interest.

(12)	Consists of (a) 2,000 shares of common stock held directly by Mr. Christenson and (b) 52,500 shares of common stock issuable upon exercise of stock options.

(13)	Consists of (a) 48,126 shares of common stock held directly by Mr. Gillis and (b) 3,750 shares of common stock issuable upon exercise of stock options.

(14)	Consists of 30,000 shares of common stock issuable upon exercise of stock options.

(15)	Consists of 26,250 shares of common stock issuable upon exercise of stock options.

(16)	Consists of 22,500 shares of common stock issuable upon exercise of stock options.

(17)	Includes an aggregate of 1,034,457 shares of common stock issuable upon exercise of stock options.

(18)	Consists of 3,540,474 shares of common stock held by Wells Fargo & Company and its registered investment advisor subsidiaries, Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104. The address for Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC is 525 Market St, 10th Floor, San Francisco, CA 94105. This information is, in part, from Amendment No. 1 to Schedule 13G filed by Wells Fargo & Company on January 25, 2012.

(19)	Consists of 2,800,594 shares of common stock held by FMR LLC (“FMR”) of which FMR has sole voting power over 2,900 shares of our common stock and sole dispositive power over 2,800,594 shares of our common stock. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,796,194 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one such investment company, Fidelity Contrafund, amounted to 1,388,154 shares of our common stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Fidelity funds each has sole power to dispose of the 2,796,194 shares owned by the funds. The address for FMR LLC, Fidelity and the Fidelity funds and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109. This information is, in part, from Amendment No. 2 to Schedule 13G filed by FMR LLC on February 14, 2012.

(20)	Consists of 1,340,502 shares of common stock held by BlackRock, Inc. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information is, in part, from a Schedule 13G filed by BlackRock, Inc. on February 9, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of, and transactions in, our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2011.

* * *

The board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Michael K. Simon

Chairman, President and Chief Executive Officer

April 13, 2012

Appendix A

LOGMEIN, INC.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this Amended and Restated 2009 Stock Incentive Plan (the “Plan”) of LogMeIn, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any

“executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any” “officer” “of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	Stock Available for Awards

(a) Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to the number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) that is equal to the sum of:

(1) ~~3,323,996~~4,723,996 shares of Common Stock; plus

(2) such additional number of shares of Common Stock as is equal to the number of shares of Common Stock subject to awards granted under the Company’s 2007 Stock Incentive Plan or the Company’s 2004 Equity Incentive Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right.

The aggregate number of shares available for issuance under the Plan will be reduced by one and sixty-two hundredths (1.62) shares for each share delivered in settlement of any award of Restricted Stock, Restricted Stock Units or other-stock based awards and one share for each share delivered in settlement of an Option or a Stock Appreciation Right. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), is settled in cash or otherwise results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Notwithstanding the foregoing, shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of an Option, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Option or a Stock Appreciation Right, or (iv) shares repurchased on the open market with the proceeds of an Option exercise. ~~Further, shares of Common Stock delivered (either by actual delivery or attestation) to the Company by a Participant to exercise an Award or to satisfy any applicable tax withholding obligation (including shares retained from the Award creating the tax obligation) shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan.~~ Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Section 162(m) Per-Participant Limit. Subject to adjustment under Section 10, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a).

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Options may only be granted as non-statutory stock options and may not be granted as “incentive stock options”, as defined in Section 422 of the Code.

(b) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement. Each Option shall expire ten (10) years from the date of grant, unless earlier terminated in accordance with the applicable option agreement.

(d) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f e ) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(e) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

6.	Director Options.

(a) Initial Grant. Upon the commencement of service on the Board by any individual who is not then an employee of the Company or any subsidiary of the Company, the Company shall grant to such person an Option to purchase ~~15~~60,000 shares of Common Stock (subject to adjustment under Section 10).

(b) Biennial Grant. On the date of each annual meeting of stockholders of the Company, the Company shall grant to each member of the Board of Directors of the Company (i) who is both serving as a director of the Company immediately prior to and immediately following such annual meeting, (ii) who is not then an employee of the Company or any of its subsidiaries and (iii) who did not receive an Option under this Section 6(b) in connection with the prior years’ annual meeting, an Option to purchase ~~75~~30,000 shares of Common Stock (subject to adjustment under Section 10); provided, however, that a director shall not be eligible to receive an option grant under this Section 6(b) until such director has served continuously on the Board for at least eighteen (18) months.

(c) Terms of Director Options. Options granted under this Section 6 shall (i) have an exercise price equal to the closing sale price (for the primary trading session) of the Common Stock on the national securities exchange on which the Common Stock is then traded on the day of grant (or if the date of grant is not a trading day on such exchange, the trading day immediately prior to the date of grant) or if the Common Stock is not then traded on a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board, (ii) vest in equal quarterly increments over two years from the date of grant provided that the individual continues serving on the Board, provided that no additional vesting shall take place after the Participant ceases to serve as a director and further provided that the Board may provide for accelerated vesting in the case of death, disability, change in control, attainment of mandatory retirement age or retirement following at least 10 years of service, (iii) expire on the earlier of 10 years from the date of grant or three months following cessation of service on the Board and (iv) contain such other terms and conditions as the Board shall determine.

(d) Board Discretion. The Board retains the specific authority to from time to time increase or decrease the number of shares subject to Options granted under this Section 6 and to issue SARs, Restricted Stock Awards, or Other Stock-Based Awards in lieu of some or all of the Options otherwise issuable under this Section 6.

7.	Stock Appreciation Rights.

(a) General. The Board may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the exercise price established pursuant to Section 7(c). The date as of which such appreciation is determined shall be the exercise date.

(b) Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Exercise Price. The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement. Each SAR shall expire ten (10) years from the date of grant, unless earlier terminated in accordance with the applicable SAR agreement.

(e) Exercise of SARs. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

8.	Restricted Stock; Restricted Stock Units.

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

9.	Other Stock-Based Awards

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

10.	Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of securities and exercise price per share of each outstanding Option and each Option issuable under Section 6, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

11.	General Provisions Applicable to Awards

(a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization or Reorganization Event), the terms of any outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or to cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without first obtaining stockholder approval.

~~(1) The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, and changing the date of exercise or realization. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10 hereof.~~

~~(2) The Board may, without stockholder approval, amend any outstanding Award granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Award. The Board may also, without stockholder approval, cancel any outstanding award (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled award.~~

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Awards.

(1) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 11(i) (“Performance Awards”).

(2) Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (vi) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

12.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the expiration of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); and (ii) no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market may be made effective unless and until such amendment shall have been approved by the Company’s stockholders. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.

(e) Provisions for Foreign Participants. The Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Compliance with Code Section 409A. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

ANNUAL MEETING OF STOCKHOLDERS OF

LOGMEIN, INC.

May 24, 2012

PROXY VOTING INSTRUCTIONS

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

Vote online until 11:59 PM EST the day before the meeting.

MAIL—Sign, date and mail your proxy card in the envelope

provided as soon as possible. ACCOUNT NUMBER

IN PERSON—You may vote your shares in person by attending

the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16208

- Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20230300003000000000 1 052412

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTOR NOMINEES, "FOR" PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

1.	Election of Directors: 2. Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year

NOMINEES: ending December 31, 2012.

FOR ALL NOMINEES O Edwin J. Gillis Class III director

O Michael K. Simon Class III director

WITHHOLD AUTHORITY 3. Approval of the amendment and restatement of LogMeIn's 2009

FOR ALL NOMINEES Stock Incentive Plan that will, among other things, (i) increase the number of shares of common stock that may be issued under

FOR ALL EXCEPT the plan by an additional 1,400,000 shares, (ii) establish a

(See instructions below) maximum option term, (iii) eliminate certain liberal share recycling provisions, (iv) set a ratio by which full value awards count against the share reserve and (v) remove the provision that allows the Company's board of directors to re-price

underwater awards without stockholder approval.

4.	Advisory vote for the approval of the Company's executive

compensation.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

In their discretion, the proxies are authorized to vote upon such other business as

JOHN SMITH may properly come before the Annual Meeting. This proxy when properly executed

1234 MAIN STREET will be voted as directed herein by the undersigned shareholder. If no direction is

APT. 203 made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR

NEW YORK, NY 10038 Proposal 2, Proposal 3 and Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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0

LOGMEIN, INC.

Proxy for Annual Meeting of Stockholders on May 24, 2012

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael K. Simon and James F. Kelliher, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of LogMeIn, Inc., to be held May 24, 2012 at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston Massachusetts, 02116, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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